Exhibit 5.2

August 11, 2021

Meredith Corporation

1716 Locust Street

Des Moines, Iowa 50309

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

I am providing this opinion in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (the “Registration Statement”), with respect to the 6.500% Senior Notes due 2025 (the “Exchange Notes”) of Meredith Corporation, an Iowa corporation (the “Company”), to be issued under an Indenture, dated as of June 31, 2020 (the “Indenture”) by and among the Company, certain subsidiaries of the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Exchange Notes are to be guaranteed by certain subsidiaries of the Company, including Eating Well, Inc., an Iowa corporation, Meredith Performance Marketing, LLC, an Iowa limited liability company and Meredith Shopper Marketing, LLC, an Iowa limited liability company (each, an “Iowa Guarantor”), each pursuant to guarantees provided in the Indenture (the “Guarantees”).

I have examined the Registration Statement, the Indenture and such other instruments, documents, certificates and records which I have deemed relevant and necessary for the basis of my opinions hereinafter expressed. In such examination, I have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed; and (d) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company.

I am opining herein as to the effect on the subject transactions only of the laws of the State of Iowa, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws or as to any matters of municipal law or the laws of any other local agencies within the state.

Based on such examination and subject to the assumptions and limitations set forth herein, I am of the opinion that:

1.	The Company and each Iowa Guarantor are presently active and validly existing under the laws of the State of Iowa.

2.

The Company and each Iowa Guarantor have the requisite organizational power, authority and capacity to execute and to deliver and to perform their obligations under the Indenture and to guarantee the Exchange Notes under the Indenture, as applicable.

3.

The Company and each Iowa Guarantor have taken all necessary corporate or limited liability company action to duly authorize the execution, delivery and performance of the Indenture and to guarantee the Exchange Notes under the Indenture, as applicable.

I hereby consent to the references to me in the Registration Statement and to the filing of this opinion by the Company as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder. I am admitted to the practice of law in the State of Iowa and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

Very truly yours,

/s/ John S. Zieser
John S. Zieser
Chief Development Officer, General Counsel and Secretary

[Signature Page to Opinion of General Counsel]